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                                                                   Exhibit 10.56


                               SEVERANCE AGREEMENT
                                PETER E. ANSELMO

This Agreement is entered into between Baldwin Technology Company, Inc. (the "Company") and Peter E. Anselmo (the "Employee") regarding said Employee's separation of employment from the Company on August 2, 2002. As set forth herein, both the Company and Employee agree that all obligations under the Employment Agreement between Employee and the Company dated April 7, 2000 have been met.

1) The Company, in accordance with Paragraph 9 of said Agreement, will deliver and the Employee will accept: (1) a check in the amount of $4,807.69 paid to me on August 1, 2002 representing my final regular weekly salary for the week ending August 2, 2002, (2) a check in the amount of $17,307.66 paid to me on August 2, 2002 representing seventeen and one-half days accrued and accumulated vacation, less the requisite deductions, and (3) a severance payment in the amount of $250,000, payable on a schedule of $125,000 on August 15, 2002, $62,500 on September 5, 2002 and $62,500 on October 1, 2002. All payments will be less requisite deductions for taxes as instructed by me.

2) As per Paragraph 9.A.(iii) of the Agreement, on September 1, 2002 the Company will begin to make Supplemental Retirement Benefit payments in the amount of $2,708.00 per month for 120 months (10 years). Such payments represent 100% vesting in the SERP account.

3) The Company has no further obligations to pay premiums on the life insurance policies referred to under Paragraph 4 of the Agreement; however, the Company has given me the option to assume the contract and future premium payments in connection with the $500,000 policy, provided I notify the Company on or before September 15, 2002.

4) Employees medical benefits will continue for six months, through January 31, 2003.

5) Employee has declined and hereby waives the outplacement services referred to in the Agreement. Employee agrees to sign any documents required to confirm his resignation of any Officer, Director, Managing Director or Geschaftsfuher positions he held with the Company.

6) Employee will continue to participate in the Company's Management Incentive Compensation Plan for FY03 at a base salary equivalent to $110,000. Furthermore, Employee may continue participation in the Company's Stock Option Plan uninterrupted so long as Employee continues in a consultant capacity with the Company.



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7) The Company shall continue to pay the lease on the Company car the Employee has been using and will allow Employee continued use of the vehicle until January 1, 2003 at which time the Employee will be given first right of refusal to purchase said vehicle. Similarly, Employee may use the cell phone, lap top computer and Company issued credit card until a mutually agreed date, at which time Employee shall return those and any other Company-owned items he may have.

                                        Baldwin Technology Co., Inc.
/s/Peter E. Anselmo
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Peter E. Anselmo                        By: /s/John D. Lawlor
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                                            John D. Lawlor
Date: 9-11-02
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                                        Date:  9-11-02
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